News Release
INVESTOR AND MEDIA CONTACT:
George R. Kirkland
Senior Vice President and Treasurer
Phone: (229) 873-3830
investorinfo@sgfc.com


                             For Immediate Release

                    SOUTHWEST GEORGIA FINANCIAL CORPORATION
                       DECLARES QUARTERLY CASH DIVIDEND
          -  Capital ratios remain well above regulatory requirements

MOULTRIE, GEORGIA, December 18, 2008 -- Southwest Georgia Financial Corporation (NYSE-A: SGB), the parent company of Southwest Georgia Bank, announced that its Board of Directors at its meeting yesterday declared a quarterly cash dividend of $0.07 per common share, down from $0.14 per share in the third quarter of 2008. The dividend is payable January 30, 2009 to shareholders of record on December 31, 2008.

"This was a difficult, but necessary decision that will provide us with greater financial flexibility in these uncertain economic times. We remain focused and prepared for the challenges facing the banking sector. We continue to aggressively manage our credit risk, but do recognize the increased risks facing all financial companies." said DeWitt Drew, President and CEO of Southwest Georgia Financial. Mr. Drew continued, "Additionally, the Bank has seen its loans grow more than 20% this year and we believe that it is prudent for us to retain equity at the Bank to continue to support that growth."

The Company has approximately 2.5 million shares of common stock outstanding.
 Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 80 consecutive years. The dividend currently has a yield of 2.02% at an annualized dividend rate of $0.28 per share. During 2008, the Company paid total cash dividends of $0.56 which equates to an approximate annual yield of 3.37%.

Mr. Drew concluded, "Southwest Georgia Financial Corporation and Southwest Georgia Bank are among the strongest capitalized financial institutions in the industry. After careful consideration of our strategy, our strong capital position and the known and potential constraints of the program, we elected to not participate in the U.S. Treasury Department's Capital Purchase Program. The constraints include potential restrictions on dividends and the issuance of warrants for common stock that would be dilutive to common shareholders. We are proud of our long-standing conservative approach to lending and investing and do not require the capital available from Treasury.
 Our total risk based capital ratio now stands at 16.07%, which is more than 60 percent in excess of the regulatory standard for a 'well-capitalized' bank."

Southwest Georgia Financial Corporation and Southwest Georgia Bank had total risk based and tier one capital ratios of 16.07% and 15.45%, respectively, at November 30, 2008 (see table below).




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
                            Southwest Georgia
                          Financial Corporation    Regulatory Guidelines
                                                   For Well      Minimum
Risk Based Capital Ratios   November 30,2008      Capitalized   Guidelines
Tier 1 capital                  14.83%               6.00%        4.00%
Total risk based capital        16.07%              10.00%        8.00%
Tier 1 leverage ratio            9.05%               5.00%        3.00%

                           Southwest Georgia
                                 Bank              Regulatory Guidelines
                                                   For Well      Minimum
Risk Based Capital Ratios   November 30,2008      Capitalized   Guidelines
Tier 1 capital                  14.19%               6.00%        4.00%
Total risk based capital        15.45%              10.00%        8.00%
Tier 1 leverage ratio            8.65%               5.00%        3.00%

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately $270 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and governmental customers. The current banking facilities include the main office located in Colquitt County, branch offices located in Baker County, Thomas County, and Worth County, and a loan production office located in Lowndes County. The bank provides, in addition to conventional banking services, investment planning and management, trust management, mortgage banking and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services which has an office in Colquitt County. Mortgage banking for primarily commercial properties is provided by Empire Financial Services, Inc., a mortgage banking services firm.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at its website: www.sgfc.com.

About NYSE Alternext US (NYSE-A)

In September 2008, the NYSE acquired the American Stock Exchange, where Southwest Georgia Financial Corporation's common stock was traded under the symbol "SGB". With the acquisition, the NYSE placed the majority of the AMEX-traded companies on their NYSEAlternext exchange. Therefore, Southwest Georgia Financial Corporation's common stock now trades on the NYSEAlternext US exchange under the same symbol, "SGB".







                                     -END-